LifeVantage Announces First Quarter Fiscal Year 2016 Results

First Quarter Revenue was $45.4 Million

Adjusted EBITDA Increased 43% sequentially to $4.5 million in First Quarter

Company Reiterates Fiscal 2016 Guidance

Announced New Products

Announced Plan for Expansion into European Union

Salt Lake City, UT, November 4, 2015, LifeVantage Corporation (NASDAQ: LFVN) today reported financial results for its first quarter ended September 30, 2015.

First Quarter Fiscal 2016 Highlights:

•	Revenue was flat at $45.4 million when compared sequentially to $45.3 million for the fourth fiscal quarter of 2015;

•	Revenue in the Americas increased 3.0% and revenue in Asia/Pacific decreased 8.2% on a sequential basis;

•	Adjusted EBITDA increased 43% to $4.5 million, compared to $3.1 million in the fourth fiscal quarter of 2015;

•	Net income was $1.1 million which includes approximately $1.1 million of pretax executive transition costs;

•	Ended the quarter with $13.7 million in cash and reduced long-term debt by $3.1 million to $18.5 million;

•	Executed on strategic growth plan including launch of a new product and announced plan for expansion into the European Union.

"Our first quarter results were in-line with our expectations and reflect stability in our revenue and operating results,” stated LifeVantage President and Chief Executive Officer Darren Jensen. “In the quarter, we made progress on our growth plan that focuses on critical aspects of our business, including the launch of new technologies, brand differentiation, the introduction of new products, and international growth. Based on our year-to-date results and outlook for the remainder of the year, we are reiterating our annual guidance and continue to expect to achieve revenue, operating margin, and net income improvements in fiscal 2016.”

Mr. Jensen continued, “At our annual convention held last month, we were encouraged by the record attendance and high level of distributor energy and engagement. We made a number of exciting announcements that improve the foundation of our business and our growth trajectory. We announced our European Union expansion plan with entry in the United Kingdom and Netherlands in February 2016. The EU is a large and growing region for direct selling, and we look forward to introducing European customers to LifeVantage products and capturing our share of the market. In addition, we enhanced our TrueScience™ Skin Care system with the launch of TrueScience™ Micro Lift Serum. This underscores our commitment to provide our distributors with new and demonstrative products.”

First Quarter Fiscal 2016 Results

For the first fiscal quarter ended September 30, 2015, the Company reported revenue of $45.4 million, compared to sequential revenue of $45.3 for the fourth fiscal quarter ended June 30, 2015, and $51.6 million for the same period in fiscal 2015. Year-over-year quarterly revenue reflects a decrease of 4.7% in the Americas and a decrease in the Asia/Pacific region of 30.0%. Revenue for the quarter was negatively impacted $1.9 million, or approximately 3.7%, by foreign currency fluctuation.

Commissions and incentives expense for the first fiscal quarter of 2016 was $22.0 million, or 48.6% of revenue, compared to $24.6 million, or 47.6% of revenue, in the same period last year. Selling, general and administrative expense (SG&A) for the first fiscal quarter of 2016 was $13.7 million, or 30.1% of revenue, compared to $13.6 million, or 26.4% of revenue, in the same period last year. The year-over-year increase in SG&A is primarily due to $1.1 million in executive transition costs.

Operating income for the first fiscal quarter of 2016 was $2.7 million, compared to $7.8 million for the first fiscal quarter of 2015. Operating income for the first quarter of fiscal 2016 was includes the aforementioned $1.1 million in executive transition costs, while the first fiscal quarter of 2015 included the cost of sales benefit of approximately $2 million from proceeds recovered and related to the Company's December 2012 product recall.

Adjusted EBITDA was $4.5 million for the first fiscal quarter of 2016, compared to $3.1 million sequentially and $6.8 million for the prior year period.

Net income for the first fiscal quarter of 2016 was $1.1 million, or $0.08 per diluted share, calculated on 13.8 million fully diluted shares. This compares to net income for the first fiscal quarter of 2015 of $4.7 million, or $0.32 per diluted share, calculated on 14.8 million fully diluted shares. First fiscal quarter of 2015 net income and earnings per share included the benefit of the aforementioned product recall proceeds.

Balance Sheet & Liquidity

The Company generated $2.8 million of cash flow from operations in the first fiscal quarter of 2016, compared to $5.1 million in the first fiscal quarter of 2015, which included a $2.0 million benefit related to the aforementioned product recall. The Company's cash and cash equivalents at September 30, 2015 were $13.7 million, compared to $13.9 million at the end of fiscal year 2015. The Company repaid $3.1 million of debt during the first fiscal quarter of 2016.

Reverse Stock Split and Nasdaq Listing Compliance

As previously announced, on October 19, 2015, the Company completed a 7:1 reverse split of its common stock. The Company’s stock continues to trade on NASDAQ under the symbol

"LFVN." The new CUSIP number for the common stock following the reverse stock split is 53222K205. As of October 30, 2015, the Company had 14.0 million shares outstanding. In addition, LifeVantage is now in compliance with all NASDAQ continued listing requirements.

Fiscal Year 2016 Guidance

The Company is reiterating its fiscal year 2016 annual guidance; earnings per share outlook is updated based on the adjusted share count following effectiveness of the reverse stock split. The Company continues to expect to generate revenue in the range of $195 million to $210 million in fiscal year 2016 and to achieve operating margin in the range of 8.5% to 10.5%. Following the reverse stock split, the Company now expects earnings per diluted share in the range of $0.56 to $0.77, based on an estimated 14.3 million diluted shares and a 36% effective tax rate. The Company's pre-reverse split earnings per share range was $0.08 to $0.11, based on an estimated 100 million diluted shares.

Conference Call Information
The Company will hold an investor conference call today at 2:30 p.m. Mountain time (4:30 p.m. Eastern time). Investors interested in participating in the live call can dial (888) 765-5574 from the U.S. International callers can dial (913) 312-6688. A telephone replay will be available approximately two hours after the call concludes and will be available through Friday, November 6, 2015, by dialing (877) 870-5176 from the U.S. and entering confirmation code 6460557, or (858) 384-5517 from international locations, and entering confirmation code 6460557.

There will also be a simultaneous, live webcast available on the Investor Relations section of the Company's web site at http://investor.lifevantage.com/events.cfm. The webcast will be archived for approximately 30 days.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq:LFVN), is a science based network marketing company dedicated to visionary science that looks to transform health, wellness and anti-aging internally and externally at the cellular level. The company is the maker of Protandim®, the Nrf2 Synergizer® patented dietary supplement, the TrueScience™ Anti-Aging Skin Care System, Canine Health, and the AXIO™ energy product line. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah.

Forward Looking Statements

This document contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words and expressions reflecting optimism, satisfaction or disappointment with current prospects, as well as words such as "believe," "hopes," "intends," "estimates," "expects," "projects," "plans," "anticipates," "look forward to", “focus”, “design” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward-looking. Examples of forward-looking statements include, but are not limited to, statements we make regarding our tactical and strategic plans, cost savings, future financial performance, our proposed reverse stock split, future growth and distributor success. Such forward-looking statements are not guarantees of performance and the Company's actual results could differ materially from those contained in such statements. These forward-looking statements are based on the Company's current expectations and beliefs concerning events affecting the Company and involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. These risks and uncertainties include, among others, those discussed in greater detail in the Company's Annual Report on Form 10-K and the Company's Quarterly Report on Form 10-Q under the caption "Risk Factors," and in other documents filed by the Company from time to time with the Securities and Exchange Commission. The Company cautions investors not to place undue reliance on the forward-looking statements contained in this document. All forward-looking statements are based on information currently available to the Company on the date hereof, and the Company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after the date of this document, except as required by law.

About Non-GAAP Financial Measures

We define Non-GAAP EBITDA as earnings before interest expense, income taxes, depreciation and amortization and Non-GAAP Adjusted EBITDA as earnings before interest expense, income taxes, depreciation and amortization, stock compensation expense, other income, net, and certain other adjustments. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.

We are presenting Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA because management believes that they provide additional ways to view our operations when considered with both our GAAP results and the reconciliation to net income, which we believe provides a more complete understanding of our business than could be obtained absent this disclosure. Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA are presented solely as a supplemental disclosure because: (i) we believe it is a useful tool for investors to assess the operating performance of the business without the effect of these items; (ii) we believe that investors will find this data useful in assessing shareholder value; and (iii) we use Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA internally as a benchmark to evaluate our operating performance or compare our performance to that of our competitors. The use of Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA has limitations and you should not consider these measures in isolation from or as an alternative to the relevant GAAP measure of net income prepared in accordance with GAAP, or as a measure of profitability or liquidity.

The tables set forth below present Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA which are non-GAAP financial measures to Net Income, our most directly comparable financial measure presented in accordance with GAAP.

Investor Relations Contact:
Cindy England (801) 432-9036
Director of Investor Relations
-or-
John Mills (646) 277-1254
Partner, ICR INC

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(unaudited)

(In thousands, except per share data)	As of,
ASSETS	September 30, 2015	June 30, 2015
Current assets
Cash and cash equivalents	$13,686	$13,905
Accounts receivable	1,144	1,031
Income tax receivable	2,811	2,179
Inventory	8,538	9,248
Current deferred income tax asset	1,086	1,117
Prepaid expenses and deposits	3,596	2,995
Total current assets	30,861	30,475

Property and equipment, net	5,267	5,759
Intangible assets, net	1,845	1,879
Long-term deferred income tax asset	229	235
Other long-term assets	1,400	1,433
TOTAL ASSETS	$39,602	$39,781
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$2,502	$2,614
Commissions payable	6,450	6,505
Other accrued expenses	7,280	5,600
Current portion of long-term debt	11,723	11,141
Total current liabilities	27,955	25,860

Long-term debt
Principal amount	6,786	10,484
Less: unamortized discount and deferred offering costs	(1,767)	(1,951)
Long-term debt, net of unamortized discount and deferred offering costs	5,019	8,533
Other long-term liabilities	2,051	2,063
Total liabilities	35,025	36,456
Commitments and contingencies - Note 6
Stockholders' equity
Preferred stock - par value $.001 per share, 50,000 shares authorized; no shares issued or outstanding	—	—
Common stock - par value $.001 per share, 250,000 shares authorized and 13,981 and 13,958 issued and outstanding as of September 30, 2015 and June 30, 2015, respectively	14	14
Additional paid-in capital	117,826	117,657
Accumulated deficit	(113,029)	(114,095)
Accumulated other comprehensive loss	(234)	(251)
Total stockholders’ equity	4,577	3,325
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$39,602	$39,781

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(unaudited)

	For the Three Months Ended September 30,
	2015	2014
(In thousands, except per share data)
Revenue, net	$45,352	$51,633
Cost of sales	6,975	5,679
Gross profit	38,377	45,954

Operating expenses:
Commissions and incentives	22,043	24,574
Selling, general and administrative	13,663	13,615
Total operating expenses	35,706	38,189
Operating income	2,671	7,765

Other income (expense):
Interest expense	(749)	(808)
Other income (expense), net	(216)	203
Total other income (expense)	(965)	(605)
Income before income taxes	1,706	7,160
Income tax expense	(640)	(2,444)
Net income	$1,066	$4,716
Net income per share:
Basic	$0.08	$0.33
Diluted	$0.08	$0.32
Weighted average shares outstanding:
Basic	13,709	14,228
Diluted	13,830	14,837

Other comprehensive income, net of tax:
Foreign currency translation adjustment	17	57
Other comprehensive income, net of tax:	17	57
Comprehensive income	$1,083	$4,773

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Revenue by Region
(unaudited)

	For the Three Months Ended September 30,
	2015		2014
(In thousands)
Americas	$34,726	77%	$36,456	71%
Asia/Pacific	10,626	23%	15,177	29%
Total	$45,352	100%	$51,633	100%

	Active Independent Distributors (1)
	(unaudited)

	September 30,
	2015		2014
Americas	44,000	69%	44,000	65%
Asia/Pacific	20,000	31%	24,000	35%
Total	64,000	100%	68,000	100%

	Active Preferred Customers (2)
	(unaudited)

	September 30,
	2015		2014
Americas	93,000	82%	104,000	83%
Asia/Pacific	21,000	18%	22,000	17%
Total	114,000	100%	126,000	100%

(1) Active Independent Distributors have purchased product in the prior three months for retail or personal consumption.
(2) Active Preferred Customers have purchased product in the prior three months for personal consumption only.

LIFEVANTAGE CORPORATION AND SUBSIDIARIES
Reconciliation of GAAP Net Income to Non-GAAP EBITDA and Non-GAAP Adjusted EBITDA:
(Unaudited)
	For the Three Months Ended September 30,
	2015	2014
(In thousands)
GAAP Net income	$1,066	$4,716
Interest Expense	749	808
Provision for income taxes	640	2,444
Depreciation and amortization	531	585
Non-GAAP EBITDA:	2,986	8,553
Adjustments:
Stock compensation expense	192	474
Other (income) expense, net	216	(203)
Other adjustments*	1,079	(2,000)
Total adjustments	1,487	(1,729)
Non-GAAP Adjusted EBITDA	$4,473	$6,824

*Other adjustments for the three months ended September 30, 2015 include approximately $0.7 million for executive severance expenses and $0.4 million for search firm and hiring expenses associated with the search for executive officers. Other adjustments for the three months ended September 30, 2014 include a ($2.0) million reduction for a one-time pretax benefit from settlement proceeds.